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                                                                     EX.10.20
                                   ELDEC/ATL
                          PURCHASE AND SALE AGREEMENT

  THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is by and between ELDEC CORPORATION and N.C. ELDEC, INC., both Washington corporations (collectively "Seller"), and ADVANCED TECHNOLOGY LABORATORIES, INC., a Washington corporation ("Purchaser").

  Seller is the owner of that certain property situated in the County of Snohomish, State of Washington (as hereinafter defined). Seller desires to sell and Purchaser desires to purchase the property on the following terms and conditions.

  Therefore, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Purchaser agree:

  1.  The Property.  Subject to the terms and conditions in this Agreement,
      ------------
Seller shall sell and convey to Purchaser, and Purchaser shall purchase from Seller the following:

      (a) the real property described on Exhibit A attached hereto and incorporated herein by this reference located in Snohomish County, Washington, together with all of Seller's right, title, and interest in and to any rights, licenses, privileges, reversions, and easements appurtenant to the real property including, without limitation, all mineral, oil, gas, and other hydrocarbon substances on and under the real property, all development rights, air rights, water, water rights and water stock relating to the real property, and any easements, rights-of-way, or appurtenances used in connection with the beneficial use and enjoyment of the real property (hereinafter, collectively referred to as the "Real Property");

      (b) the two-story building located on the Real Property (hereinafter referred to as the "Building") of approximately eighty-six thousand (86,000) square feet, the adjacent building pad, all structures and parking facilities located on the Real Property, all systems, equipment, and fixtures in the Building or structures, all improvements and fixtures owned by Seller located in the Building or structures including, without limitation, all apparatus, equipment, and appliances used in connection with the operation or occupancy of the Building or structure, the plumbing, heating, air-conditioning, and electrical equipment facilities used to provide any utility services or other services to the Building or structures, and elevators (hereinafter referred to collectively as the "Improvements"), excluding all engineering, manufacturing, and business process systems, equipment, gear, and materials and excluding the systems, equipment, and fixtures listed in Exhibit B attached hereto and incorporated herein by this reference (collectively the "Retained Equipment") all of which shall be retained by Seller and removed by Seller following the Closing Date (as defined below); and,

      (c) all transferable licenses, permits, certificates, and franchises issued by any federal, state, or local authorities relating to the use, maintenance, occupancy or operation of the Real Property, the Building, and the Improvements, reports and studies, including, but not limited to, physical and engineering inspections, soil studies, utility and zoning studies, traffic studies, wetland studies, plans and specifications, correspondence, surveys and any other

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documented information relating to the Real Property (hereinafter referred to collectively as the "Documents".

The items mentioned above purchased by Purchaser collectively shall be referred to as the "Property".

  2.  Purchase and Sale
      -----------------

      2.1 Purchase Price.  Seller shall sell and Purchaser shall purchase the
          --------------
Property for a purchase price of Eleven Million Three Hundred Thousand and No/100 Dollars ($11,300,000.00) (the "Purchase Price"). The Purchaser Price is allocated among the components of the Property as follows:

          a. Real Property:    $3,600,000.00
          b. Building:         $7,700,000.00

      2.2 Payment of Purchase Price.  The Purchase Price shall be payable as
          -------------------------
follows:

          2.2.1 Earnest Money.  Purchaser has deposited with First American
                -------------
Title Insurance Company ("Escrow Agent") Purchaser's earnest money deposit in the form of two promissory notes (hereinafter, "Promissory Note One", and "Promissory Note Two"), each in the amount of Two Hundred Seventy-Five Thousand and No/100 Dollars ($275,000.00) (all promissory notes, cash and any interest accrued thereon are referred to collectively as the "Earnest Money"). Upon execution of this Agreement by the parties, Purchaser shall deposit with Escrow Agent a copy of this Agreement and a cash deposit in the amount of Two Hundred Seventy-Five Thousand and No/100 Dollars ($275,000.00), and Escrow Agent shall return to Purchaser Promissory Note One. The Earnest Money shall be retained by Escrow Agent in an interest-bearing account. The Escrow Agent shall immediately pay to Seller the Earnest Money if Purchaser defaults under the terms of this Agreement through no fault of Seller. If Seller fails to sell the Property to Purchaser through no fault of Purchaser, the Escrow Agent immediately shall return the Earnest Money to Purchaser free and clear of all claims of Seller and any real estate brokers.

          2.2.2 Balance of Purchase Price.  The balance of the Purchase Price,
                -------------------------
less the Earnest Money paid by Purchaser, shall be payable on the Closing Date by wire transfer, to an account to be specified by Seller on the Closing Date.

  3.  Title
      -----

      3.1 Seller's Title.  At the Closing Date, Seller shall convey to Purchaser
          --------------
fee simple title to the Property by duly executed and acknowledged statutory warranty deed (hereinafter, the "Deed"), free and clear of all defects and encumbrances and subject only to those exceptions that Purchaser shall approve pursuant to this Agreement.

      3.2 Title Report.  Seller has delivered to Purchaser a preliminary
          ------------
commitment for an ALTA owner's extended coverage title insurance policy, issued by First American Title Insurance Company (the "Title Company"), describing the state of title of the Real Property (the "Title Report") together with copies of all exceptions and encumbrances referred to in the Title

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Report relating to the Real Property.  Seller shall assume any cancellation fee for such Title Report.

      3.3 Survey.  Seller has delivered to Purchaser an ALTA Survey of the Real
          ------
Property prepared by Bush Roed & Hitchings (the "Survey"). Purchaser shall pay any additional survey costs, including costs to re-certify the Survey, if required for Purchaser's purposes, including obtaining ALTA extended coverage title insurance.

      3.4 Approval of Title Report.  Purchaser has approved the Title Report and
          ------------------------
the Survey.

      3.5 Title Policy.  Seller shall cause Title Company to issue to Purchaser
          ------------
at the Closing Date an ALTA extended coverage policy of title insurance insuring Purchaser's title to the Real Property in the full amount of the Purchase Price subject only to the permitted exceptions (hereinafter referred to as the "Title Policy"). The Title Policy shall be dated as of the Closing Date and shall contain any special endorsements that Purchaser may reasonably request. On or before the date this Agreement is executed, Purchaser shall provide to Seller a list of all special endorsements and additional coverages that Purchaser will request from the Title Company. If the Title Company informs Seller, in writing, that the Title Company is unwilling or unable to issue any of the listed special endorsements or additional coverages, Seller shall have the right to terminate this Agreement in which event the Earnest Money shall be delivered to Purchaser, all documents deposited with the Escrow Agent shall be returned to the depositing party, and the parties shall have no further obligations or liabilities to each other except as otherwise provided in this Agreement. If, on the Closing Date, the Title Company is unwilling or unable to issue any special endorsements or additional coverages reasonably requested by Purchaser beyond the standard terms of an extended coverage policy, then Purchaser may proceed to close without the endorsements or additional coverages, or elect to terminate this Agreement by providing written notice to Seller. If Purchaser elects to terminate this Agreement, the escrow shall be terminated, the Earnest Money immediately shall be returned to Purchaser, all documents shall be returned to the party who deposited them, and neither party shall have any further obligations or liabilities to each other except as otherwise provided in this Agreement.

  4.  Representations, Warranties, and Covenants.
      ------------------------------------------

      4.1 Representations of Seller.  Seller hereby represents and warrants to
          -------------------------
Purchaser as follows:

          (a) Except as set forth on Exhibit C attached hereto and incorporated herein by this reference to the best of Seller's knowledge, there are not now any material physical, structural, design or mechanical defects of the Property including, the plumbing, heating, air conditioning and electrical systems and, to the best of Seller's knowledge all such items are in good operating condition and repair, normal wear and tear excepted.

          (b) To the best of Seller's knowledge, the use and operation of the Property are in full compliance with applicable zoning, land-use, and subdivision laws and regulations.

          (c) To the best of Seller's knowledge, there are no condemnation proceedings or zoning or other land use proceedings that apply only to the Property either instituted or planned to be instituted, that would detrimentally affect the use and operation of the Property for its intended purpose or the value of the Property, and Seller has not received notice of any special assessment proceedings affecting the Property.

          (d) To the best of Seller's knowledge, all water, sewer, gas, electric, telephone and drainage facilities required for the normal use and operation of the Property are connected pursuant to valid permits and are adequate to service the Property for Seller's purposes.

          (e) To the best of Seller's knowledge, Seller has obtained all licenses, permits, easements, and rights-of-way from all governmental authorities having jurisdiction over the Property or from private parties for the normal use and operation of the Property as presently used and to ensure vehicular and pedestrian ingress to and egress from the Property.

          (f) To the best of Seller's knowledge, there is no litigation pending or threatened against Seller or the Property that arises out of the ownership of the Property or that might detrimentally affect the use or operation of the Property for its intended purpose, the value of the Property or the ability of Seller to perform its obligations under this Agreement.

          (g) Each Seller is a corporation duly organized and validly existing under the laws of Washington State; this Agreement and all documents executed by each Seller that are to be delivered to Purchaser at the Closing Date are or at the time of the Closing Date will be (i) duly authorized, executed and delivered by each Seller, (ii) legal, valid and binding obligations of each Seller, (iii) sufficient to convey title (if they purport to do so) and in compliance with all provisions of all agreements and judicial orders to which each Seller is a party or to which each Seller or all or any portion of the Property is subject.

          (h) Seller shall pay when due all payments required by outstanding contracts made by Seller relating to the Property that have not been fully paid, and Seller shall cause to be discharged all mechanics' and materialmen's liens arising from any labor or materials furnished to the Property prior to the time of the Closing Date.

          (i) Except as set forth in the documents listed on Exhibit D attached hereto and incorporated herein by this reference to the best of Seller's knowledge, the Property is in compliance with all State and federal laws regulating Hazardous Substances, and there is no proceeding or inquiry by any governmental body with respect thereto. A "Hazardous Substance" is any substance, in any form, whether located in soil, water, air or building materials or equipment, that is generated, stored, transported, released, deposited, spilled, used, put or disposed of on, in or under the Property and that is currently defined as a hazardous substance, material or waste pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.), or any current and applicable Washington State
                -------
equivalents of that Act.

      4.2 Representations of Purchaser.  Purchaser hereby represents and
          ----------------------------
warrants to Seller as follows:

          (a) Purchaser is a Washington corporation duly organized and validly existing under the laws of the State of Washington and is in good standing under the laws of the State of Washington.

          (b) This Agreement and all documents executed by Purchaser that are to be delivered to Seller at the Closing Date are or at the time of the Closing Date will be (i) duly authorized, executed, and delivered by Purchaser, (ii) legal, valid, and binding obligations of Purchaser, and (iii) in compliance with all provisions of all agreements and judicial orders to which Purchaser is a party or to which it is subject.

  5.  Limitation of Warranties.  Except as otherwise expressly set forth in
      ------------------------
Section 4.1, neither Seller nor any agent, representative, or employee of Seller has made or is now making any other representations or warranties of any kind whatsoever related to the physical condition of the Property, and if there are any problems with the Property that are discovered subsequent to the Closing Date, Seller shall have no responsibility and shall not be liable in any way for such defects unless such defects constitute a breach of a representation contained in Section 4.1 in which case Seller's obligation to indemnify Purchaser shall be as set forth in Section 16.1. Purchaser is conducting its own inspections and "due diligence" with respect to all physical and other aspects of the Property. Seller shall allow Purchaser reasonable access to Seller's books records, and the Property to enable Purchaser to complete such inspections. Purchaser shall be responsible for all costs of such inspection and studies.

  6.  Closing
      -------

      6.1 Closing Date and Location.  This sale shall be closed in the offices
          -------------------------
of the Escrow Agent in Seattle, Washington on a date which is the later of (i) December 28, 1994, or (ii) three days following the date of the Seller's vacancy of the second floor of the Building (the "Closing Date"). As used in this Agreement, the term "vacancy" shall mean the applicable floor of the Building is ready for delivery to the Purchaser in broom clean condition (normal wear and tear excluded) and the items mutually agreed between the parties prior to the Closing Date have been repaired; however, the repair of any items identified prior to the Closing Date which can be repaired for less than Ten Thousand and No/100 Dollars ($10,000.00) in the aggregate will not delay the Closing Date, and those items shall be repaired by the Seller as soon as possible following the Closing Date. If the Closing does not occur by January 13, 1995, through no fault or delay caused by the Purchaser, the Seller shall pay the Purchaser the amount of Sixty-Six Thousand and No/100 Dollars ($66,000.00) for each calendar month or portion thereof beginning on January 13, 1995, that Seller has not vacated the second floor of the Building, which amount the Seller agrees reflects the damage incurred by the Purchaser as a result of the Seller's holdover. Purchaser's sole remedy in the event of Seller's failure to vacate by January 13, 1995, shall be the collection of the money specified in this Section
6.1. Closing shall mean the consummation of this Agreement by the recording of all instruments requiring recording, the rendering of all performances necessary to the consummation of the purchase and sale, and delivery of other documents and proceeds to the parties entitled thereto.

      6.2 Closing Instruments.  Seller shall convey title to the Property in the
          -------------------
condition described in Section 3.1 by statutory warranty deed, duly delivered, ready for recording. Any warranties associated with any such deed shall be deemed included in Seller's representations and warranties hereunder. Seller shall further deliver a Certificate of Non-Foreign Status in form and substance reasonably acceptable to Purchaser. Seller, at Seller's expense, shall provide owner's standard coverage title insurance with liability in the amount of the Purchase Price to Purchaser. Purchaser shall pay the cost of the premiums attributable to the extended coverage title policy and any endorsements. Seller and Purchaser each shall deposit any other instruments and documents that are reasonably required by the Escrow Agent or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with this Agreement.

      6.3 Closing Costs and Expenses.  At Closing, Seller shall pay:  (a) one-
          --------------------------
half (1/2) of the escrow fee; (b) any real estate excise or transfer taxes; (c) the premium for the policy of title insurance described in Section 3.2 attributable to standard coverage; (d) recording and miscellaneous charges customarily attributable to sellers in similar transactions; (e) all attorneys' fees incurred by Seller with respect to negotiating this Agreement and in consummating the transaction contemplated herein; and (f) the brokerage commission of Cushman & Wakefield, if any. Purchaser shall pay: (a) one-half (1/2) of the escrow fee; (b) all necessary recording and miscellaneous charges customarily attributable to purchasers in similar transactions; (c) the premium for the policy of title insurance described in Section 3.2 attributable to extended coverage and the premium, fee, or charge attributable to any endorsements requested by Purchaser; (d) all attorneys' fees incurred by Purchaser with respect to negotiating this Agreement and in consummating the transactions contemplated herein; and (e) the brokerage fees of CB Commercial. Any other costs of Closing not specifically covered hereby shall be shared equally by the parties.

      6.4 Prorations.  Taxes for the current year, any utilities constituting
          ----------
liens, local improvement district assessments, and all similar assessments shall be prorated between Purchaser and Seller as of the Closing Date.

  7.  Possession.  On the Closing Date, Seller shall deliver possession to
      ----------
Purchaser; however, the first floor of the Building shall continue to be occupied by Seller as provided in Section 9.1(c). Seller understands and acknowledges Purchaser's desire to obtain full occupancy as soon as possible after Closing. Seller will be responsible for the costs to secure and segregate mutually acceptable access to the second floor from the first floor prior to the Closing Date as follows: (a) Seller shall be responsible for the first Ten Thousand and No/100 Dollars ($10,000.00) of the cost; (b) Seller and Purchaser shall share equally in the next Ten Thousand Dollars and No/Dollars ($10,000.00) of cost; and (c) Purchaser shall be responsible for all costs thereafter.

  8.  Joint Occupancy of Building.  From the Closing Date until the date
      ---------------------------
Seller vacates the Building, the facilities personnel of Seller and Purchaser each shall have access to the following areas, systems, and components of the Building on an as-needed basis: roof, telephone switch. data room, electrical and mechanical rooms, roof top HVAC units, sprinkler systems, electrical systems, water systems, and compressed air systems. In addition, from the Closing Date until the date Seller vacates the Building, the facilities personnel of Seller and Purchaser shall conduct informal weekly joint occupancy meetings to discuss and coordinate the renovations planned to the Building by the Purchaser during the following week, or to discuss and resolve joint occupancy issues that arose during the prior week.

  From the Closing Date until the date Seller vacates the Building, each party shall be responsible for its own noise control, dust/dirt control, odor control, prevention of utilities disruption (to the extent the party can control the disruption), delivery of its materials, telephone service, and insurance. From the Closing Date until the date Seller vacates the Building, Purchaser shall maintain responsibility for the HVAC systems, landscape maintenance, road maintenance, parking lot maintenance, security, and garbage/sewer/water service. The costs of those items shall be shared by Purchaser and Seller on a pro-rata basis as may be agreed to by Purchaser and Seller. The cost for snow removal will be shared by Purchaser and Seller on a pro-rata basis.

  From the Closing Date until the date Seller vacates the Building, each party shall indemnify, defend, and hold harmless the other party from and against any claims, demands, costs and expenses arising out of or connected with the damage to property of the other party, or injury to employees, and/or business invitees of the other party to the extent caused by the negligent acts of the other party.

  9.  Conditions Precedent.  Purchaser has determined that the other
      --------------------
conditions set forth in Section 9.2 have been satisfied. Purchaser shall remain responsible for all costs incurred in undertaking any and all such studies contemplated by Section 9.2 below. Therefore, the Earnest Money shall be non-refundable, subject to satisfaction of any conditions set forth in this Agreement.

      9.1 Conditions Precedent to Seller's Obligations.  The obligations of the
          --------------------------------------------
Seller hereunder shall be subject to the fulfillment and satisfaction of the following conditions, which conditions are for the benefit of the Seller and may be waived only by prior written consent of the Seller.

          (a) The Purchaser's agreement to convey to the Seller any necessary and reasonably acceptable easements for roads or utilities to access and service the real property adjacent to the Real Property and retained by the Seller;

          (b) The Purchaser's execution of a lease to the Seller for the first floor of the Building, along with sufficient surface parking to serve Seller's needs, under the following terms:

              (i) The Seller will be permitted to lease the first floor of the Building from the Closing Date until July 31, 1995.

              (ii) The Seller retains the option to terminate the lease of the first floor prior to July 31, 1995, with thirty (30) days written notice to the Purchaser; however,

Seller shall commit to paying costs for leasing the first floor of the Building in accordance with the provisions in (iii) below through May 31, 1995.

              (iii) From the Closing Date until July 31, 1995, a rental payment of $45,000 triple net per month (customary triple net expenses including an equal share of the property tax for the Property, and a proportional share by usage of the utilities for the Building), for the first floor of the Building.

              (iv) After July 31, 1995, the rental payment for the first floor shall double that from the previous month for each month or portion thereof until the Seller vacates the first floor of the Building, not to exceed $200,000 per month.

          (c) The Purchaser's agreement to assume the obligations set forth in that certain Agreement dated November 15, 1983, among Helmut and Sigrid K. Hornung and Eldec Corporation.

      9.2 Condition Precedent to the Purchaser's Obligations.  The obligations
          --------------------------------------------------
of the Purchaser hereunder shall be subject to the fulfillment and satisfaction of the following conditions at the Purchaser's expense, which conditions are for the benefit of the Purchaser and may be waived only by prior written consent of the Purchaser.

          (a) The satisfactory review of the Building, including the inspection of the structural, plumbing, mechanical, electrical systems, and other physical components of the Building.

          (b) The satisfactory review of such environmental investigations and site assessments of the Property as the Purchaser shall deem appropriate using consultants of the Purchaser's choice, and with the Seller making available to the Purchaser full and complete copies of all prior environmental reports, studies, assessments, permits, and related documents.

          (c) The satisfactory review of such investigations of financial information relating to the Property and its operations as the Purchaser deems appropriate, and the Seller has available, including financial data and reports, property tax records, management agreements, leases, licenses, concessions, and other contracts relating in any respect to the Property.

          (d) The satisfactory review of all available development plans, surveys, lot line or boundary line adjustment applications (and Seller's recording the boundary line adjustment prior to the Closing Date with the applicable authorities), plans and specifications for the Property, as-built plans, specifications and surveys.

          (e) The satisfactory review of the title report and any other documentation relating to the Property as the Purchaser reasonably may request.

          (f) The mutual agreement by the Purchaser and the Seller of an appropriate restrictive covenant/easement covering the real property retained by the Seller under which the Seller (or any successor in interest to Seller) would share equally in the maintenance of any roadways on the Property used by the Seller following the Closing Date to access the real property retained by the Seller, and under which the Seller (or any successor in interest to the Seller) would maintain the landscaping existing on September 27, 1994, on the real property retained by the Seller to separate, shield and differentiate the Property from the real property retained by the Seller. In addition, Seller (and any successor in interest to Seller) would provide (and maintain) landscape of a similar nature to that existing on September 27, 1994, to separate, shield and differentiate the Property from the real property retained by the Seller in the event any changes are made to the real property retained by Seller following the Closing Date.

          (g) Purchaser's determination that any renovations planned to the Building by the Purchaser will not require any portion of the Building (excluding the renovated portion) to be in compliance with the most recent building codes applicable to the Building.

          (h) The approval of this Agreement by the Board of Directors of the Purchaser by no later than December 5, 1994.

          (i) The Seller's agreement to convey to the Purchaser any necessary and reasonably acceptable easements on the real property retained by the Seller for roads, walkways, utilities, drainage that serve the Property.

      9.3 Costs.  Purchaser shall pay all costs incurred in securing any studies
          -----
undertaken pursuant to Section 9.2 and shall indemnify and hold Seller harmless from and against any and all costs, damages, loss, injury, or other expenses that may be incurred in connection with Purchaser's undertaking of such studies. Reasonable alteration to the Property consistent with the undertaking of such studies shall be permitted by Seller without indemnification by Purchaser provided that the Property is returned to its original state as much as possible after Purchaser completes the studies. Purchaser shall further indemnify and hold Seller harmless from and against any and all liens, attorneys' fees, and costs in clearing any such liens which may be filed against the Property as a result of or in connection with Purchaser's undertaking of such studies.

      9.4 Delivery of Information.  The Seller has provided or shall provide, at
        -----------------------
the Seller's sole costs and expense, copies of the documents listed in Section
9.2 and all available surveys, soils studies, plans and specifications, schematics, drawings, service contracts, and other contracts or agreements in the Seller's possession or control or about which the Seller has knowledge which relates to the Property including a preliminary title insurance commitment covering the Property (with copies of all recorded exceptions), and a current ALTA survey of the Real Property prepared by Bush Roed & Hitchings. Upon termination of this Agreement, Purchaser shall return to Seller the copies of documents delivered by Seller to Purchaser or Purchaser's agents, consultants, accountants, or attorneys pursuant to Section 9.2 and this Section 9.4. Upon termination, Purchaser shall deliver to Seller copies of all studies in progress and/or completed by Purchaser regarding the status of the Property, including but not limited to wetland studies, reports regarding Hazardous Substances, and reports regarding the structural integrity of the Building.

      9.5 Condition Precedent to Closing.  Purchaser shall have the right to
          ------------------------------
terminate this Agreement on the Closing Date if the representations of Seller set forth in Section 4.1 are not true and correct in all respects on the Closing Date, or if Purchaser has not received a letter from Crane Co. in form and substance substantially the same as the draft letter attached hereto as Exhibit E and incorporated herein by this reference. If Purchaser terminates this Agreement pursuant to this Section 9.5, the Earnest Money shall be returned to Purchaser, all documents deposited with the Escrow Agent shall be returned to the depositing party, and the parties shall have no further obligations or liabilities to each other except as otherwise provided in this Agreement.

      9.6 Soils Study by Seller.  Seller shall conduct a soils study of the Real
          ---------------------
Property in order to determine whether there has been any contamination from Hazardous Substances. The scope of the study and the consultant to perform the study shall be agreed upon by Seller and Purchaser, and the study shall be completed prior to the Closing Date. If Purchaser or Seller is not satisfied with the results of the study because environmental contamination on the Property is disclosed, either Party may terminate this Agreement in which event the Earnest Money shall be returned to Purchaser, all documents deposited with the Escrow Agent shall be returned to the depositing party, and the parties shall have no further obligations or liabilities to each other except as otherwise provided in this Agreement.

  10. Risk of Loss.  If prior to the Closing Date the Property is damaged as
      ------------
the result of fire or other casualty or all or a portion of the Property is condemned, Purchaser shall have the option to (a) accept title to the Property without any abatement of the Purchase Price, in which event at the Closing all of the insurance proceeds and condemnation proceeds shall be assigned by Seller to Purchaser and any moneys theretofore received by Seller in connection with such fire or other casualty or condemnation shall be paid over to Purchaser, or
(b) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and thereupon neither party shall have any further liability to the other. From the date this Agreement is signed by the parties, Seller shall maintain property damage insurance in the amount of the full replacement value of the Building.

  During the existence of this Agreement, Seller shall not settle any fire or casualty loss claims or agree to any award or payment in condemnation or eminent domain or any award or payment in connection with the change in grade or any street, road, highway or avenue in respect of or in connection with the Property without obtaining Purchaser's prior consent in each case.

  Any damage to the Property caused by the removal of the items listed on Exhibit B shall be repaired by Seller, unless waived in writing by Purchaser.

  11. Remedies
      --------

      11.1 Seller's Default.  If there is an event of default under this
           ----------------
Agreement by Seller (including a breach of any representation, warranty, or covenant), Purchaser shall be entitled, in addition to all other remedies available at law or in equity, (a) to seek specific performance of Seller's obligations under this Agreement, or (b) to terminate this Agreement by written notice to Seller and Escrow Agent. If Purchaser terminates this Agreement, the escrow shall be terminated, the Earnest Money immediately shall be returned to Purchaser, all documents shall immediately be returned to the party who deposited them, and neither party shall have any further rights or obligations under this Agreement, except as otherwise provided in this Agreement, and except that Seller shall pay any costs of terminating the escrow.

      11.2 Purchaser's Default.  In the event Purchaser fails without legal
           -------------------
excuse to complete the purchase of the Property, the Earnest Money deposit made by Purchaser shall be forfeited to Seller as the sole and exclusive remedy available to Seller for such failure. Purchaser acknowledges and agrees that such Earnest Money is not liquidated damages but is money earned by the Seller for agreeing to sell the Property to the Purchaser and for agreeing to hold the Property off the market.

  12. Attorneys' Fees.  In any proceeding brought to enforce this Agreement
      ---------------
or to determine the rights of the parties under this Agreement, the substantially prevailing party shall be entitled to collect, in addition to any judgment awarded by a court, a reasonable sum as attorneys' fees, and all costs and expenses incurred in connection with such a lawsuit, including attorneys' fees, expenses of litigation, and costs of appeal. The term "proceeding" shall mean and include arbitration, administrative, bankruptcy, and judicial proceedings including appeals.

  13. Assignability.  Neither party shall have the right to convey,
      -------------
transfer, or assign all or any part of its interest and its rights and privileges under the terms of this Agreement without the prior written consent of the other party, which consent will not be withheld unreasonably.

  14. Concurrent Disclosure.  Neither Seller nor Purchaser shall release any
      ---------------------
story or new release to a wire service without first providing a copy of the story or news release to the other party. The failure to provide the story or news release, as required by this Section 14, shall not constitute a breach of this Agreement.

  15. Notices.  All notices required or permitted hereunder shall be in
      -------
writing and shall either be delivered in person or sent by certified or registered mail, return receipt requested, and shall be deemed received on the sooner of actual receipt or three (3) days after deposit in the mail, postage prepaid, addressed to Seller or Purchaser at the address set forth below:

Purchaser:    Advanced Technology Laboratories, Inc.
              22100 Bothell-Everett Highway
              P.O. Box 3003
              Bothell, Washington  98041-3003
              Attention:  Harvey N. Gillis
              with copy to attention of:  Vice President and General Counsel

Seller:       Eldec Corporation
              16700 - 13th Avenue West
              Lynnwood, Washington  98046-0100
              Attention:  President and Vice President of Finance

Copy to:      Cairncross & Hempelmann, P.S.
              70th Floor, Columbia Center
              701 Fifth Avenue
              Seattle, Washington 98101
              Attention:  Donald E. Marcy

Copy to:      Crane Co.
              100 First Stamford Place
              Stamford, CT  06902
              Attention:  Corporate Secretary

Notice of a change of address shall be given by written notice in the manner detailed above.

  16. Indemnification
      ---------------

      16.1  General.  Each party shall indemnify, defend and hold harmless the
            -------
other party from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses (including, without limitation, reasonable attorney's fees) resulting from any misrepresentation, breach of warranty or breach of covenant made by such party under this Agreement or in any document given or delivered to the other pursuant to or in connection with this Agreement.

  If either party receives notice of a claim or demand against which it is entitled to indemnification pursuant to this Section, that party immediately shall give notice thereof to the other party. The party obligated to indemnify immediately shall take such measures as may be reasonably required to properly and effectively defend such claim, and may defend the same with counsel of its own choosing. If the party obligated to indemnify fails to defend such claim, then the party entitled to indemnification may defend such claim with counsel of its own choosing at the expense of the party obligated to indemnify.

  In the event of a claim or demand based upon a breach of a representation made by Seller in Section 4.1, in addition to the foregoing, the Purchaser shall provide written notice to Seller within thirty (30) days after discovery of the problem which may lead to a potential claim or demand by Purchaser.

  Except for indemnification related to the statutory warranties associated with the Deeds, the indemnification provisions of this Section shall survive for a period of 18 months beyond the delivery of the Deeds and transfer of title. Provided, however, this indemnification provision as it relates to the representation contained in Section 4.1(i) of this Agreement shall survive for a period of two years beyond the delivery of the Deeds and transfer of title. Neither Seller nor Purchaser shall be required to pay, in the aggregate, more than Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000) to fulfill their obligations pursuant to this Section 16.1. In addition, until a party's losses, liabilities, damages, and/or expenses exceed Fifty Thousand and No/100 Dollars ($50,000), individually or in the aggregate, that party shall have no right to invoke the provisions of this Section 16.1 and only to the extent of such excess.

      16.2  Cooperation.  Seller and Purchaser shall cooperate at all times from
            -----------
and after the date hereof with respect to the supplying of any information requested by the other regarding any of the matters set forth in this Agreement. Seller and Purchaser agree to execute any and all other instruments and documents as may be reasonably required in order to consummate the purchase and sale contemplated herein.

      16.3  Binding Effect.  The covenants, agreements, representations, and
            --------------
warranties contained herein shall extend to and be obligatory upon the successors and assigns of the respective parties hereto.

      16.4  Amendment.  This Agreement may be amended only by written instrument
            ---------
executed by Seller and Purchaser.

      16.5  Entire Understanding.  This Agreement, and the documents
            --------------------
incorporated herein, embody the entire agreement between the parties with relation to the transactions contemplated hereby. There have been and are no covenants, agreements, representations, warranties, or restrictions between the parties with regard thereto other than those set forth herein or for which there has been provision made herein. The provisions of this Agreement cannot be waived except by the written agreement of the party against whom a waiver shall be asserted.

      16.6  Counterparts.  This Agreement may be executed simultaneously in
            ------------
counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

      16.7  Time of Essence.  Time is of the essence of this Agreement.
            ---------------

      16.8  Severability.  The unenforceability, invalidity, illegality, or
            ------------
termination of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid, or illegal and shall not terminate this Agreement or impair the rights or obligations of the parties hereto.

      16.9  Captions.  Section or paragraph titles or other headings contained
            --------
in this Agreement are for convenience only and shall not be a part of this Agreement, or considered in its interpretation.

      16.10 Applicable Law.  This Agreement shall be governed by and construed
            --------------
in accordance with the laws of the State of Washington.

      16.11 Brokerage Commissions.  Seller and Purchaser each represent to the
            ---------------------
other that there are no individuals or entities entitled to brokerage commissions or other fees in connection with the transaction other than Cushman & Wakefield, whose commission, if any, shall be paid by Seller and CB Commercial whose fees shall be paid by Purchaser; and that if any claims for brokerage commissions or fees or like payments arise out of or in connection with this transaction, all such claims shall be defended by and if sustained, paid by, the party whose alleged actions or commitment form the basis of such claims.

      16.12 Non-market.  From the date of this Agreement is signed by the
            ----------
parties until the Closing Date or any termination of this Agreement, Seller or its agents shall not enter into any sale or lease agreement or other contract relating to the Property.

      16.13 Maintenance of Property.  From the date this Agreement is signed by
            -----------------------
the parties until the Closing Date, Seller shall maintain the Property in its current operating condition and repair (reasonable wear and tear excluded) and otherwise operate the Property in the same manner as before the making of this Agreement.

      16.14 New Contracts.  From the date this Agreement is signed by the
            -------------
parties until the Closing Date, Seller or any agent for Seller shall not: (a) enter into any lease, lease amendment, contract, contract amendment, agreement or agreement amendment relating to the Property that requires performance, other than the payment of money, beyond the Closing Date or waive any right of Seller under any of the foregoing (b) take any action or inaction to cause a defect, lien, encumbrance, or adverse claim on the Property which is not shown on the preliminary commitment for an ALTA owner's extended title insurance policy furnished to Purchaser by Title Company under this Agreement without Purchaser's prior written consent.

      16.15 Confidentiality.   Any information disclosed by one party to the
            ---------------
other under the terms of this Agreement, including, but not limited to, the terms of this Agreement, and any documentation or other material delivered by one party to the other under the terms of this Agreement shall be held and maintained confidential by the receiving party to the same extent the receiving party holds and maintains its own information confidential. The information shall not be used or disclosed by the receiving party except as permitted under the terms of this Agreement, or except as authorized in writing by the disclosing party.

  The provisions of this Section shall not apply to information which is:
(i) already known by the recipient without an obligation of confidentiality;
(ii) publicly known or becomes publicly known through no unauthorized act of the recipient; (iii) rightfully received by the recipient from a third party; (iv) independently developed by the recipient without the use of the disclosing party's information; (v) disclosed to a third party by the discloser without similar restrictions; (vi) approved for disclosure by the disclosing party; or
(vii) required to be disclosed pursuant to a requirement of a governmental agency or by law as long as the recipient provides the discloser with notice of the requirement prior to any disclosure.

  DATED this 21 day of December, 1994.

SELLER:                      ELDEC CORPORATION
------



                             By    /s/ David S. Snyder
                                ------------------------------------

                             Its   Vice President, Finance
                                ------------------------------------



                             N.C. ELDEC, INC.



                             By    /s/ David S. Snyder
                                ------------------------------------

                             Its   Vice President
                                ------------------------------------



PURCHASER:                   ADVANCED TECHNOLOGY
---------                    LABORATORIES, INC.



                             By    /s/ Harvey N. Gillis
                                ------------------------------------

                             Its Sr. V.P. Finance and Administration
                                ------------------------------------
                                 and Chief Financial Officer
                                ------------------------------------



207480J2.M24

                                   EXHIBIT A

That portion of the following described Parcel "X" lying Westerly of a line described as follows:
Commencing at the Southwest corner of the North half of the Southeast quarter of the Northeast quarter of Section 30, Township 27 North, Range 5 East, W.M., in Snohomish County, Washington;
thence North 00(Degree)35'50" West 180.01 feet along the West line thereof to the Northwest corner of Tract described in Deed to Barbara McCurdy recorded in Volume 550 of Deeds, page 1, records of said Snohomish county;
thence South 27(Degree)12'35" East 77.91 feet along the Westerly line of said McCurdy Tract to the true point of beginning of the line described herein: thence South 88(Degree)49'31" West 244.82 feet along the Westerly prolongation of the South line of said McCurdy Tract;
thence at right angles to said prolongation South 01(Degree)10'29" East 292.22 feet;
thence South 73(Degree)26'46" West 4.76 feet;
thence South 49(Degree)43'26" West 14.89 feet;
thence South 43(Degree)51'11" West 13.46 feet;
thence South 29(Degree)00'08" West 11.98 feet;
thence South 27(Degree)49'25" West 14.13 feet;
thence South 33(Degree)03'37" West 9.82 feet;
thence South 43(Degree)10'30" West 8.10 feet;
thence South 44(Degree)58'09" West 17.01 feet;
thence South 40(Degree)45'05" West 20.21 feet;
thence South 70(Degree)27'47" West 19.21 feet;
thence South 57(Degree)25'32" East 26.11 feet to the beginning of a curve concave Southwesterly having a radius of 185.00 feet;
thence Southeasterly and Southerly 166.13 feet along said curve through a central angle of 51(Degree)27'08";
thence South 05(Degree)58'24" East 31.02 feet;
thence South 04(Degree)31'39" East 30.55 feet to the beginning of a curve concave Northeasterly having a radius of 108.00 feet;
thence Southerly and Southeasterly 81.31 feet along said curve through a central angle of 43(Degree)08'09";
thence South 47(Degree)39'48" East 30.09 feet to the beginning of a curve concave Northeasterly having a radius of 111.00 feet;
thence Southeasterly and Easterly 61.94 feet along said curve through a central angle of 31(Degree)58'16";
thence non-tangent to the preceding curve North 80(Degree)56'26" East 21.35 feet; thence North 85(Degree)32'25" East 132.33 feet to the beginning of a curve concave Southerly having a radius of 329.22 feet;
thence Easterly 124.13 feet along said curve through a central angle of 21(Degree)36'12" to the beginning of a reverse curve concave Northerly having a radius of 20.00 feet;
thence Easterly and Northeasterly 14.42 feet along said curve through a central angle of 41(Degree)19'01" to the Northwesterly margin of SR 527 as described in Deed to the State of Washington recorded under Snohomish County Recording No. 9009130330 and the terminus of said line described herein and from said terminus the most Southerly corner of the right of way parcel described in last said deed bears South 68(Degree)52'11" East. 16.75 feet distant.

PARCEL X DESCRIPTION:

The Southwest quarter of the Northeast quarter of Section 30, Township 27 North, Range 5 East, W.M., and that portion of the Southeast quarter of the Northeast quarter of said Section 30 lying Westerly of SR 527 (AKA The Old Bothell Everett
Road) as it existed prior to 1982 and Southerly of a line described as follows:

Beginning at the Southwest corner of the North half of the Southeast quarter of the Northeast quarter of said Section 30;
thence North 01(Degree)15'51" East along the West line of said subdivision a distance of 180.01 feet and the point of beginning of said line description; running thence South 25(Degree)20'54" East 77.55 feet;
thence South 89(Degree)14'57" East to the Westerly line of SR 527 (Old Bothell Everett Highway) and the terminus of said line description.

Except that portion of the southeast quarter of the Northeast quarter of said
Section 30, lying East of the following described line: Beginning at a point where the South line of the North half of the Southeast quarter of the Northeast quarter of said Section 30, intersects with the Westerly margin line of Secondary State Highway (AKA Old Bothell-Everett Highway);
thence West 170 feet;
thence South 90 feet;
thence West 75 feet and the beginning of said line description;
thence North 160 feet to the termination of said line;

Also excepting therefrom those portions conveyed to the State of Washington for highway purposes by deeds recorded under Auditor's File Nos. 8312020251, 8410310097, 85081301346, 8706010288 and 9009130330.

                                   EXHIBIT B

Leave with Building                     Retain by ELDEC
-------------------                     ---------------

Paging System                           Northern Telecom SL1NT Phone Switch
                                        Battery Back up System

Voice and Data Distribution Racks       GTE Fiber Equipment and Service
                                        (Owned by GTE)

Voice and Data Termination Equipment    HP Data Terminal Controllers Wiring

Telltone T-1 Multiplexer                Welfleet Routers

GTE Voice Demark                        10-Base-T Hubs, Bridges, Fiber
                                        Repeaters, and other networking
                                        equipment

                                        Data Equipment Stands and Racks

                                        Data UPS Devices

                                        2-400 Hz MG Sets and Transfer Switches

                                        Bus Track, end tap boxes and bus cans

                                        Exhaust hoods and scuppers for
                                        ventilation

                                        Cooling tower used for burn-in power
                                        amplifiers

                                        All engineering and manufacturing
                                        process systems including the
                                        associated interface and communications
                                        equipment listed herein

                                        1 emergency mobile generator unit.

The retained Equipment is more specifically delineated in that certain booklet entitled "North Creek Site Hardware" which is incorporated herein by reference and has been delivered to and reviewed by Purchaser.

                                   EXHIBIT C

                      Schedule of Defects to the Property
                      -----------------------------------

1. Report prepared by independent consultant for Advanced Technology Laboratories and provided to Eldec Corporation to substantiate claims of building code problems
     Eldec Building #1
     Due Diligence Analysis
     Dated November 8, 1994

                                   EXHIBIT D

             Schedule of Noncompliance with Hazardous Substance Law
             ------------------------------------------------------


1.  Log of Chemical Spills for 1990, 1991, 1992, 1993, and 1994.

2.  Letter dated January 31, 1994
    Rachel Scown of Eldec to David Marshall of Davis Wright Tremaine

3.  Regulatory Conformance Assessment
    Prepared by Hart Crowser for
    Eldec Corporation
    North Creek Facility
    February 22, 1991
    J-3124

4.  Letter dated March 12, 1991
    David Marshall of Davis Wright Tremaine to Art Finlon of Eldec

5.  Memorandum dated July 31, 1991
    Rachel Scown of Eldec to Art Finlon of Eldec

6.  Limited Subsurface Investigation
    Prepared by Hart Crowser for
    Eldec Corporation
    December 16, 1994
    J-4221

                                   EXHIBIT E

                              December     , 1994

Advanced Technology Laboratories, Inc.
22100 Bothell-Everett Highway
P.O. Box 3003
Bothell, Washington 98041-3003

Attention:   Harvey N. Gillis, Senior V.P. Finance and Administration and Chief
             Financial Officer.

Dear Mr. Gillis:

  This letter is to confirm, as required by the Purchase Agreement dated
December   , 1994, (the "Purchase Agreement") by and between Advanced Technology
Laboratories, Inc. ("ATL"), Eldec Corporation, and N.C. Eldec, Inc. (collectively "Eldec") that Crane Co. shall stand behind and guarantee the performance of certain obligations of Eldec under the Purchase Agreement. Specifically, Crane Co. shall indemnify, defend and hold ATL harmless on account of: (1) either Eldec Corporation or N.C. Eldec, Inc. not being a corporation duly organized and validly existing under the laws of Washington state; (2) the Purchase Agreement and all documents executed and delivered, legal, valid, and binding obligations sufficient to convey title (if they purport to do so) and in compliance with all provisions of all agreements and judicial orders to which Eldec Corporation or N.C. Eldec, Inc. is a party or to which Eldec Corporation or N.C. Eldec, Inc. or all or any portion of the Property is subject.

  In addition, if at any time during the time periods set forth below, the net worth of Eldec Corporation (as defined under normal customary accounting standards and practices) is ever less than $60,000,000, or if Eldec Corporation is reorganized, merged with Crane (or any other entity), or disposed of or otherwise transferred by Crane Co., Crane Co. will stand behind the indemnification obligations of Eldec contained in Section 16.1 of the Purchase
Agreement:

  (1) For 18 months following the date the transaction contemplated by the Purchase Agreement closes, as to indemnification for breaches of the representations contained in Sections 4(a) through 4(h) of the Purchase Agreement; and

  (2) For 24 months following the date the transaction contemplated by the Purchase Agreement closes, as to indemnification for breach of the representation contained in Section 4(i) of the Purchase Agreement.

                              Very truly yours,

                              CRANE CO.

                              -------------------------------